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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
NSTAR
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Boylston Street
Boston, MA 02199

March 27, 2003

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of NSTAR to be held on Thursday, May 1, 2003 at 11:00 a.m. at the Copley Theatre, 225 Clarendon Street, Boston, Massachusetts 02116.

        The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year's meeting.

        Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy by telephone or the Internet as provided in the instructions set forth on the proxy card, as soon as possible. At the Annual Meeting, management will report on operations and other matters affecting NSTAR and will respond to Shareholders' questions.

Sincerely,

Thomas J. May Chairman, President and Chief Executive Officer

800 Boylston Street
Boston, Massachusetts 02199

Notice of Annual Meeting of Shareholders
to be held on May 1, 2003

To the Holders of NSTAR's Common Shares:

        The Annual Meeting of Shareholders of NSTAR will be held at the CopleyTheatre, 225 Clarendon Street, Boston, Massachusetts 02116, on Thursday, May 1, 2003 at 11:00 a.m., for the following purposes:

  1.
  To elect three Class I trustees to serve until the 2006 Annual Meeting and until the election and qualification of their respective successors.

  2.
  To consider and act upon a shareholder proposal, if presented at the Annual Meeting, as described herein.

  3.
  To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

        Further information as to the matters to be considered and acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

        Only the holders of Common Shares of NSTAR as of the close of business on March 10, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees,

Douglas S. Horan Senior Vice President, Secretary and General Counsel

Boston, Massachusetts
March 27, 2003

QUESTIONS AND ANSWERS

Q:
When and where is the Annual Meeting?

A:
We will be holding the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of NSTAR ("NSTAR", or the "Company") on Thursday, May 1, 2003, at 11:00 a.m. at the Copley Theatre, 225 Clarendon Street, Boston, Massachusetts 02116.

Q:
What am I being asked to vote on at the Annual Meeting?

A:
We are asking you to vote on two proposals at the Annual Meeting: the election of three trustees to hold office for a three-year term and a shareholder proposal, if presented.

Q:
How does the Board of Trustees recommend I vote on these proposals?

A:
The Board of Trustees of the Company recommends that you vote FOR the nominees for trustee and AGAINST the shareholder proposal.

Q:
Who is entitled to vote at the Annual Meeting?

A:
You are entitled to vote at the Annual Meeting if you owned Common Shares on March 10, 2003, the record date for the Annual Meeting. On March 10, 2003, the Company had 53,032,546 Common Shares outstanding.

Q:
What vote of the Shareholders is needed to approve the proposals?

A:
The holders of a majority of the outstanding Common Shares, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Provided that a quorum is present at the Annual Meeting, the affirmative vote of a plurality of votes is required for the election of trustees. The approval of a majority of the outstanding Common Shares represented and entitled to vote at the Annual Meeting is needed in order for the shareholder proposal to be approved.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you have multiple accounts with the transfer agent or with brokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q:
What do I need to do now?

A:
Please carefully read this Proxy Statement, and then if you are a registered Shareholder entitled to vote you may vote by telephone or the Internet (instructions for both are provided on your proxy card) or complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you are not a registered Shareholder, but hold your shares in street name through a bank or brokerage firm, refer to the instructions provided on your proxy card. If you sign and send in your proxy card and do not mark how you want to vote, your proxy will be counted as a vote in favor of the nominees for trustee and against the shareholder proposal. If you prefer, you can attend the Annual Meeting and vote your shares in person.

Q:
What do I do if my shares are held in "street name" by my broker?

A:
If a broker as your nominee holds your shares in street name, your broker will send you a proxy card. Many brokers also offer the option of voting either by telephone or the Internet, instructions for which will be provided by your broker on your proxy card.

Q:
Can I change my mind after I have mailed in my signed proxy card or after I have voted by telephone or the Internet?

A:
Yes. There are three ways you may withdraw your proxy at any time before the vote takes place: (1) you may return to the Secretary of the Company another properly signed proxy card bearing a later date; (2) you may deliver a written revocation of your proxy to the Secretary of the Company; or (3) you may attend the Annual Meeting or any adjourned session in person and vote the shares covered by the proxy. The mailing address for the Secretary of the Company is: Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, Boston, MA 02199.

i

Q:
What do I need to do if I plan to attend the Annual Meeting in person?

A:
Please mark the appropriate box on the front of the proxy card; also, please bring a form of identification with you to the Annual Meeting.

Q:
Whom should I call if I have any additional questions?

A:
If you hold your shares directly, please call NSTAR's Investor Relations Department at (617) 424-2658. If your shares are held in street name, please contact your broker at the telephone number provided by your broker on your proxy card.

ii

NSTAR
800 Boylston Street
Boston, Massachusetts 02199
(617) 424-2000

PROXY STATEMENT

        This Proxy Statement, together with the accompanying proxy card and 2002 Annual Report to Shareholders, is being furnished to Shareholders of NSTAR, a Massachusetts business trust, in connection with the solicitation of proxies by the Board of Trustees of NSTAR to be voted at the Annual Meeting of Shareholders ("Annual Meeting"). The Annual Meeting will be held on Thursday, May 1, 2003 at the Copley Theatre, 225 Clarendon Street, Boston, Massachusetts, 02116. Due notice of the Annual Meeting is being given in accordance with the Company's Declaration of Trust for the purposes set forth in the foregoing Notice. The approximate date on which this Proxy Statement and accompanying proxy card will first be mailed to Shareholders is March 27, 2003.

        The accompanying proxy, if properly executed and delivered by a Shareholder entitled to vote (or voted by telephone or the Internet), will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by delivery to the Secretary of the Company of a written revocation, by revocation in person to the Secretary at the Annual Meeting, or by a proxy bearing a later date. If choices are not specified on the accompanying proxy, the shares will be voted FOR the election of all of the nominees for trustee specified below and AGAINST the shareholder proposal.

        All the costs of preparing, assembling and mailing the enclosed material and any additional material which may be sent in connection with the solicitation of proxies will be paid by the Company, and no part thereof will be paid directly or indirectly by any other person. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies at a fee of $1,500, plus actual out-of-pocket expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting, but no additional compensation will be paid to them for the time so employed, and the cost of such additional solicitation will be nominal. The Company will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its Common Shares.

        On March 10, 2003, there were issued and outstanding 53,032,546 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each Common Share held. The NSTAR Savings Plan owned beneficially 3,668,860 Common Shares, representing 7% of the outstanding Common Shares as of January 31, 2003. Members of the Plan are entitled to give voting instructions with respect to their interests.

        The Annual Report to Shareholders of NSTAR for the year ended December 31, 2002, which includes financial statements, is being mailed to Shareholders with this Proxy Statement.

PROPOSAL NO. 1: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

        NSTAR's Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. Pursuant to NSTAR's Declaration of Trust, the Board of Trustees has fixed the number of trustees at eleven. The three persons named below have been nominated by the NSTAR Board of Trustees for election as Class I trustees for a term expiring at the Annual Meeting to be held in the year 2006 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class II trustees having terms expiring in 2004 and the Class III trustees having terms expiring in 2005. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in such other manner as the trustees may in their discretion determine.

        The NSTAR Board of Trustees held eight regular meetings during 2002. The NSTAR Board of Trustees has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. The Executive Committee's duties include the exercise of those powers of the NSTAR Board of Trustees which by the terms of the Declaration of Trust may be exercised by the Executive Committee between regular Board meetings. The Executive Committee met two times in 2002. The responsibilities and duties of the Audit, Finance and Risk Management Committee are described in the Report of the Committee. Please refer to the Report of the Audit, Finance and Risk Management Committee which begins on page 7. This Committee met four times in 2002. The Executive Personnel Committee, which is responsible for reviewing executive officer compensation, personnel planning and performance, certain benefit programs and human resources policies, met three times in 2002. The Board Governance and Nominating Committee, which establishes guidelines and monitors Board composition, membership, compensation and effectiveness, met four times in 2002. All trustees attended at least 75% of the meetings of the NSTAR Board and the Committees of the NSTAR Board on which such trustees served.

        The NSTAR Board has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventieth birthday.

        The names of the nominees as Class I trustees and the incumbent Class II and Class III trustees, their ages and certain information concerning each such trustee are shown in the following table. Unless otherwise indicated, all nominees and incumbent trustees have held their current or equivalent positions for the previous five years.

Nominees as Class I Trustees—Terms Expiring in 2006

Nominees	Principal Occupation and Directorships
Thomas G. Dignan, Jr. Age: 62 Trustee since: 1999 Member: Executive Personnel and Board Governance and Nominating Committees	Of Counsel (since 2000), Ropes & Gray (Law firm); formerly Partner (1998-2000).
Franklin M. Hundley Age: 68 Trustee since: 1999 Member: Audit, Finance and Risk Management and Executive Personnel Committees	Of Counsel, Rich, May, P.C. (Law firm); Member, Advisory Board, Berkshire Energy Resources (subsidiary of Energy East).
Gerald L. Wilson Age: 63 Trustee since: 1999 Member: Audit, Finance and Risk Management and Board Governance and Nominating Committees	Vannevar Bush Professor of Engineering, Massachusetts Institute of Technology; Director, Analogics Corp. and SatCon Technology Corp.

Incumbent Class II Trustees—Terms Expiring in 2004

Trustees	Principal Occupation and Directorships
Gary L. Countryman Age: 63 Trustee since: 1999 Member: Executive and Executive Personnel Committees	Chairman Emeritus and a Director (since 2000), Liberty Mutual Holding Company Inc. (Financial services); formerly Chairman of the Board (1998-2000), Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company; formerly Chief Executive Officer and President (2000-2001), Liberty Financial Companies, Inc.; Director, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Life Assurance Company of Boston; FleetBoston Financial and The Neiman-Marcus Group, Inc.
Daniel Dennis Age: 60 Trustee since: 2002 Member: Audit, Finance and Risk Management Committee	Managing Partner of Daniel Dennis & Company LLP, Certified Public Accountants.
Matina S. Horner Age: 63 Trustee since: 1999 Member: Executive and Audit, Finance and Risk Management Committees	Executive Vice President, Teachers Insurance and Annuity Association/College Retirement Equities Fund (Financial services); Director, The Neiman-Marcus Group, Inc.
Thomas J. May Age: 55 Trustee since: 1999 Member: Executive Committee
Chairman, President (since 2002), Chief Executive Officer and a Director/Trustee (since 1999), NSTAR and its subsidiaries; formerly Chairman, President and Chief Executive Officer and a Trustee (1998-1999), BEC Energy, and Chairman, President and Chief Executive Officer and a Director (1995-1999), Boston Edison Company; Director, FleetBoston Financial; Liberty Mutual Holding Company Inc.; New England Business Services, Inc. and RCN Corporation.

Incumbent Class III Trustees—Terms Expiring in 2005

Trustees	Principal Occupation and Directorships
Charles K. Gifford Age: 60 Trustee since: 1999 Member: Executive and Board Governance and Nominating Committees	Chairman, Chief Executive Officer and a Director (since December 2002), President, Chief Executive Officer and a Director, (2001 to December 2002) and President, Chief Operating Officer and a Director (1999-2001), FleetBoston Financial (Bank holding company); formerly Chairman and Chief Executive Officer (1997-1999), BankBoston; Director, Massachusetts Mutual Life Insurance Company.
Paul A. La Camera Age: 60 Trustee since: 1999 Member: Audit, Finance and Risk Management and Board Governance and Nominating Committees	President and General Manager, WCVB-TV Channel 5 Boston (Broadcasting).
Sherry H. Penney Age: 65 Trustee since: 1999 Member: Executive Personnel and Board Governance and Nominating Committees
Sherry H. Penney Professor of Leadership, College of Management (since 2001), University of Massachusetts Boston; formerly Chancellor (1988-2000), University of Massachusetts Boston and President, 1995, University of Massachusetts System.
William C. Van Faasen Age: 54 Trustee since: 2002 Member: Executive Personnel Committee
Chairman, President and Chief Executive Officer, Blue Cross and Blue Shield of Massachusetts, Inc. (Health care); Director, Citizens Bank of Massachusetts; IMS Health, Inc.; Tier Technologies, Inc. and Liberty Mutual Holding Company Inc.

Trustee Compensation

        Each trustee who is not an employee of NSTAR receives an annual Board retainer of $20,000 in cash and $30,000 of value in NSTAR Common Shares. Non-employee trustees who are also members of the Executive Committee or who chair an NSTAR Board Committee receive an additional retainer of $3,000, except for the Chair of the Audit, Finance and Risk Management Committee, who receives an annual retainer of $8,000. Trustees who are not employees of NSTAR receive $1,000 for attendance in person at each meeting of the Board or a Committee and $500 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees pursuant to NSTAR's Trustees' Deferred Fee Plan. The $30,000 of value in NSTAR Common Shares is automatically credited to a deferred compensation trust account established under that Plan.

Common Share Ownership by Trustees and Executive Officers

        The following table sets forth the number of NSTAR Common Shares beneficially owned as of January 31, 2003 by each trustee, each of the executive officers named in the Summary Compensation Table and all trustees and executive officers of NSTAR as a group. None of the individual or collective holdings listed below exceeds 1% of the outstanding NSTAR Common Shares. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

Name of Beneficial Owner	Number of NSTAR Common Shares Beneficially Owned(1)(2)(3)
Gary L. Countryman	7,917
Daniel Dennis	493
Thomas G. Dignan, Jr.	8,742
Charles K. Gifford	6,533
Douglas S. Horan	85,121
Matina S. Horner	7,611
Franklin M. Hundley	7,754
James J. Judge	82,652
Paul A. La Camera	2,598
Thomas J. May	389,133
Joseph R. Nolan, Jr	14,065
Sherry H. Penney	7,625
Werner J. Schweiger	8,318
William C. Van Faasen	389
Gerald L. Wilson	4,476
All trustees and executive officers as a group (18 persons)	651,442

(1)
Includes the following number of Common Share stock options which each of the Named Executive Officers has the right to acquire within 60 days of January 31, 2003: Mr. May, 305,667 shares; Mr. Horan, 66,666 shares; Mr. Judge, 65,066 shares; Mr. Schweiger, 6,667 shares; and Mr. Nolan, 9,033 shares; all executive officers as a group, 453,099 shares.

(2)
Includes the following number of Common Shares held in NSTAR's Deferred Compensation Plan: Mr. May, 69,562 shares; Mr. Horan, 13,458 shares; Mr. Judge, 13,026 shares; Mr. Schweiger, 1,167 shares; and Mr. Nolan, 2,530 shares; all executive officers as a group, 99,743 shares. Participants in the Deferred Compensation Plan may instruct the Plan trustee to vote NSTAR Common Shares held in trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan's trust.

(3)
Includes the following number of Common Shares held in the NSTAR Savings Plan: Mr. May, 12,454 shares; Mr. Horan, 4,365 shares; Mr. Judge, 4,128 shares; Mr. Schweiger, 273 shares; and Mr. Nolan, 2,502 shares; all executive officers as a group, 23,722 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees, executive officers and persons who beneficially own more than ten percent (10%) of the Company's Common Shares file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which NSTAR's Common Shares are traded. Trustees, executive officers and greater than ten percent (10%) beneficial owners are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 2002.

Compensation Committee Interlocks and Insider Participation

        Charles K. Gifford, who is a member of the NSTAR Board of Trustees, is Chairman, Chief Executive Officer and a Director of FleetBoston Financial. Thomas J. May, NSTAR's Chairman, President and Chief Executive Officer, serves on the Board of Directors of FleetBoston Financial and is a member of its Human Resources Committee.

AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT

        The Audit, Finance and Risk Management Committee is composed of Dr. Matina S. Horner, Chair and Messrs. Daniel Dennis, Franklin M. Hundley and Paul A. La Camera and Dr. Gerald L. Wilson. The Committee annually reviews the NewYork Stock Exchange's standard of independence for audit committee members and at its most recent review determined that the members of the Committee met such standard.

        In accordance with its Charter, it is the responsibility of the Audit, Finance and Risk Management Committee to assist the Board of Trustees in the discharge of the Board's oversight responsibilities with respect to (i) the financial information provided to Shareholders and the independent audit thereof and (ii) the accounting and financial reporting principles and policies of the Company and the systems of internal controls and procedures established by management. The Committee also reviews the short and long-term financing requirements of NSTAR as well as its risk management and legal compliance programs.

        Management is responsible for NSTAR's internal financial controls and the financial reporting process. The independent public accountants are responsible for performing independent audits of NSTAR's consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon. The Audit, Finance and Risk Management Committee recommends to the Board of Trustees the appointment of a firm of independent public accountants to audit the external financial statements of the Company. The appointment is for a three-year term, subject to an annual performance review. PricewaterhouseCoopers LLP was appointed as the Company's independent public accountants in January, 2002. The Committee meets with its independent public accountants, the Company's internal auditor, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, the amount of audit fees, the

Company's system of internal accounting controls, the financial statements contained in the Company's Annual Report to Shareholders and other related matters. Separate meetings are held with the independent public accountants, internal audit and management. During 2002 the Committee discussed in detail the Sarbanes-Oxley Act of 2002 and the effect of new laws and revisions to both the SEC's regulations and the New York Stock Exchange's listing standards in anticipation of the expanded role that audit committees throughout the country have been asked to undertake. A more detailed description of the current responsibilities and functions of the Committee is set forth in the Audit, Finance and Risk Management Committee's Charter, which was attached to the 2001 Proxy Statement as Appendix A. It is expected that revisions to the Committee's Charter recently recommended by the Committee will be approved by the Board of Trustees in 2003.

        The Audit, Finance and Risk Management Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP the audited consolidated financial statements for fiscal year 2002 and various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). Such matters include the initial selection and changes in accounting policies, management judgments and accounting estimates, significant audit adjustments and disagreements with management. The Audit, Finance and Risk Management Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with PricewaterhouseCoopers LLP those matters required to be disclosed by SAS 61, and has considered whether the provision of non-audit services by the independent public accountants is compatible with maintaining auditor independence, together with the issue of PricewaterhouseCoopers LLP's independence generally. Based upon such review and discussions, the Audit, Finance and Risk Management Committee has recommended to the Board of Trustees that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2002 for filing with the SEC.

By the Audit, Finance and Risk Management Committee,
Matina S. Horner, Chair Daniel Dennis Franklin M. Hundley Paul A. La Camera Gerald L. Wilson

2002 AUDIT AND RELATED FEES

        The following sets forth fees incurred by NSTAR and its subsidiaries during 2002 for services provided by PricewaterhouseCoopers LLP, the Company's independent public accountants:

Financial Statement Fees	Implementation Systems Design and Implementation Fees	All Other Fees(1)
$780,080	$0	$264,046

(1)
Includes fees for ERISA Plan audits, subsidiary financings, tax matters and review of S-8 Registration Statement.

EXECUTIVE COMPENSATION

Report of the Executive Personnel Committee

        Under the rules established by the SEC, NSTAR is required to provide certain data and information about the compensation and benefits provided to its executive officers, including NSTAR's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"). The disclosure requirements for the Named Executive Officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the NSTAR Board of Trustees, has prepared the following report for inclusion in this Proxy Statement.

The Executive Personnel Committee

        NSTAR's executive compensation program is administered by the Executive Personnel Committee. The Committee is composed of the five independent, non-employee trustees listed as signatories to this report. Generally, the decisions of the Committee with respect to the Company's executive compensation program are not subject to further review by the Board except for decisions regarding the compensation of the Chief Executive Officer, which are subject to the approval of the non-employee trustees of NSTAR, none of whom are eligible to participate in the incentive plans described below. The Executive Personnel Committee also administers the NSTAR 1997 Share Incentive Plan discussed below.

Compensation Philosophy

        NSTAR's executive compensation philosophy is to provide competitive levels of compensation that advance NSTAR's annual and long-term performance objectives, reward corporate performance, and assist NSTAR in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation program is to establish base salaries which are competitive with electric and gas utility companies in general and to provide incentives for excellent performance by providing executives with the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of NSTAR's operations and to create value for Shareholders. The Committee also seeks to link executive and Shareholder interests through equity-based incentive plans. The Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executives. These guidelines allow the executives five years to achieve these levels of ownership.

Components of Compensation

        Compensation paid to the Named Executive Officers, as reflected in the following tables, consists of three primary elements: base salary, annual incentive awards, and long-term incentive awards. NSTAR's strategy is to establish total compensation (base salary and annual incentives) at the 60th percentile of the utility industry, and to compare its long-term incentive plan to the 50th percentile of companies from equally blended electric utility and general industry segments.

        During 2002, the Committee reviewed updated data collected by nationally recognized compensation experts, as well as data collected by NSTAR's human resources organization, to determine whether NSTAR's compensation strategy is being met. Base salary and annual incentives were evaluated in comparison to the utility industry, while long-term incentives were evaluated in comparison to a blend of electric utilities and general industry companies. The data demonstrated, to the satisfaction of the Committee, that NSTAR is in conformance with its compensation strategy.

Annual Incentive Plan

        Annual incentive payments for 2002 made to the Named Executive Officers, reported in the fourth column of the Summary Compensation table below, were based on financial objectives, including earnings per share, total shareholder return and capital budget targets, and strategic and operational objectives, such as energy supply, system reliability and performance, and customer service standards. All such objectives and goals were derived from the respective corporate operating plans approved by the Committee. Earned bonus awards are determined in the discretion of the Committee based upon the financial and performance factors described above. The Committee does not formally weight any of these factors. The annual incentive award for Mr. May is discussed below.

Long-Term Compensation

        Under the NSTAR 1997 Share Incentive Plan, the Named Executive Officers are eligible to receive grants from time to time of stock-related awards of seven general types: (i) stock options, (ii) stock appreciation rights ("SARs"), (iii) restricted stock awards, (iv) deferred stock awards, (v) performance unit awards, (vi) dividend equivalent awards, and (vii) other stock-based awards. Grants made to the Named Executive Officers in 2002 consisted of non-qualified stock options, deferred shares and dividend equivalents on the deferred shares, and were based both upon the Committee's evaluation of individual performance towards key strategic objectives and on competitive award data provided by an external consultant. The Committee did not formally weight any of these factors. The options and the deferred shares vest at the rate of 33% per year over a three-year period from the date of grant, and the options may be exercised over a ten-year period.

Other Plans

        NSTAR has adopted certain broad-based employee benefit plans in which officers, including the Named Executive Officers, are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include pension, life, and health insurance plans, as well as a 401(k) savings plan which includes a company contribution equal to 50% of the first 8% of pay contributed by the employee, up to the maximum 401(k) contribution allowed by the Internal Revenue Code. In addition, NSTAR has a deferred compensation plan in which the Named Executive Officers may elect to participate. The Named Executive Officers also participate in the Supplemental Executive Retirement Plan, the terms of which are described more fully in this proxy statement in the section entitled "Retirement Benefits".

Mr. May's 2002 Compensation

        The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria set forth above. Each year NSTAR approves the adjustment of salary ranges for the Chief Executive Officer and other executive officers based on studies conducted by external executive compensation consultants and internal personnel. Based upon 2002 studies, NSTAR's executive compensation levels were adjusted to be within the approved 60th percentile position to market, and Mr. May's annual base salary was increased to $720,000.

        Mr. May's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was determined by the Board, upon recommendation of the Committee, to be in conformance with the provisions of the annual incentive plan as described above and was based upon the Company's earnings per share from operations and on the degree of achievement of corporate objectives. The Committee's policy is to base individual long-term incentive awards on information derived from an annual study by the Company's compensation consultant comparing the value of long-term incentive grants to salary levels for a blend of electric and gas utility and general industry companies. The 30,000 deferred shares and 100,000 options granted Mr. May in April of 2002 reflect this policy.

Section 162(m) of the Internal Revenue Code

        The income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars during any year; however, the deduction limit does not apply to payments that qualify as "performance-based." The Committee has been advised of the regulations issued by the Internal Revenue Service and will continue to receive updated advice as to the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service's requirements for deductibility.

By the Executive Personnel Committee,
Gary L. Countryman, Chair Thomas G. Dignan, Jr. Franklin M. Hundley Sherry H. Penney William C. Van Faasen

EXECUTIVE COMPENSATION TABLES

        The following information is provided for the years 2002, 2001, and 2000 regarding annual and long-term compensation earned by NSTAR's Chief Executive Officer and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
					Awards		Payouts
Annual Compensation
Deferred/ Restricted Stock Awards(3)
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(2)		Securities Underlying Options/SARs(#)	LTIP Payouts	All Other Compensation(4)
Thomas J. May Chairman, President and Chief Executive Officer	2002 2001 2000	$706,667 670,000 645,000	$1,210,000 500,000 750,000	— — —	$1,359,900 873,400 798,750	100,000 80,000 60,000	— — —	$8,000 6,800 6,800
Douglas S. Horan Senior Vice President, Strategy, Law & Policy, Secretary and General Counsel	2002 2001 2000	$310,000 295,000 281,667	$385,000 150,000 200,000	— — —	$294,645 198,500 119,813	25,000 19,000 14,000	— — —	$8,000 6,800 6,800
James J. Judge Senior Vice President, Treasurer and Chief Financial Officer	2002 2001 2000	$310,000 295,000 281,667	$385,000 150,000 200,000	— — —	$294,645 198,500 119,813	25,000 19,000 14,000	— — —	$8,000 6,800 6,800
Werner J. Schweiger Senior Vice President, Operations	2002 2001 2000	$250,000 — —	$260,000 — —	— — —	$313,075 — —	35,000 — —	— — —	$8,000 — —
Joseph R. Nolan, Jr. Senior Vice President, Customer & Corporate Relations	2002 2001 2000	$215,000 166,667 —	$215,000 100,000 —	— — —	$158,655 79,400 —	14,000 7,000 —	— — —	$7,100 5,784 —

(1)
The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation was deferred in 2002 pursuant to the provisions of NSTAR'sDeferred Compensation Plan.

(2)
The dollar value of perquisites and other personal benefits, securities or properties totaling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 2002, there were no such perquisites, earnings, reimbursements or discounts paid or made in excess of such limits.

(3)
Deferred Common Share awards are valued at the closing market price as of the date of the grant. The awards vest one-third on each of the first, second and third anniversaries of the date of the grant. Dividends will accrue on the awards from the date of grant and are payable in the form of additional shares, which vest at the same time the awards vest. Aggregate deferred Common Share holdings and the value thereof based on the closing price of the Common Shares on December 31, 2002 are as follows: Mr. May, 50,667 shares ($2,249,108); Mr. Horan, 10,733 shares ($476,438); Mr. Judge, 10,733 shares ($476,438); Mr. Schweiger, 7,000 shares ($310,730) and Mr. Nolan, 5,133 shares ($227,854).

(4)
The amounts in this column represent the aggregate contributions or account credits made by NSTAR during 2002 on behalf of the above-named individuals to the NSTAR Savings Plan. The NSTAR Savings Plan is a defined contribution plan. The Plan incorporates salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis.

Option Grants in 2002

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In 2002		Exercise or Base Price($/Sh.)		Expiration Date	Grant Date Present Value($)(2)
Thomas J. May	100,000	37.7%			$45.33	4-23-12		$596,900
Douglas S. Horan	25,000	9.4%			$45.33	4-23-12		$149,225
James J. Judge	25,000	9.4%			$45.33	4-23-12		$149,225
Werner J. Schweiger	20,000 15,000	7.5 5.7	% %	$ $	44.12 45.33	2-29-12 4-23-12	$ $	119,380 89,535
Joseph R. Nolan, Jr.	14,000	5.3%			$45.33	4-23-12		$83,566

(1)
Options vest one-third annually beginning April 24, 2003, except for the 20,000 options granted to Mr. Schweiger on March 1, 2002 upon commencement of employment, which begin to vest March 1, 2003.

(2)
Based on the closing price of $44.12 on March 1, 2002 and $45.33 on April 24, 2002. The grant date present values were determined using the Black-Scholes option-pricing model. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used for the model are as follows: stock volatility, 21%; risk-free rate of return, 4.31%; dividend yield, 4.77%; and time to exercise, four years.

Aggregated Option/SAR Exercises and Fiscal Year-End Option Value Table

Name	Shares/SARs Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End(#) Exercisable/Unexercisable	Value of Securities Underlying Unexercised In-the-Money Options At Fiscal Year-End($)(1) Exercisable/Unexercisable
Thomas J. May	0	$0	305,667/173,333	$2,481,253/$250,432
Douglas S. Horan	0	$0	66,666/42,334	$596,982/$59,478
James J. Judge	0	$0	65,066/42,334	$567,158/$59,478
Werner J. Schweiger	0	$0	0/35,000	$0/$5,400
Joseph R. Nolan, Jr.	0	$0	9,033/20,167	$28,155/$21,911

(1)
Based on the closing price of NSTAR Common Shares on December 31, 2002 of $44.39.

Retirement Benefits

        The following table shows the estimated annual retirement benefits payable to executive officers under NSTAR's qualified pension plans and Supplemental Executive Retirement Plan, assuming retirement at age 65. The NSTAR Pension Plan is a non-contributory defined benefit plan which covers substantially all of the employees of the Company, including the Named Executive Officers. The Pension Plan provides benefits which vary according to pay, subject to a $200,000 limitation (as indexed) on eligible compensation. The benefit is payable following termination of employment either as a lump sum or in one of several annuity options. The Supplemental Executive Retirement Plan is a non-qualified pension plan providing a maximum benefit of 60% of compensation after attainment of 20 years of credited service and age 60 (age 62 as to executive officers appointed after 1996). The Supplemental Executive Retirement Plan provides the incremental benefits in excess of the benefits paid under the qualified plan necessary to reach the benefit shown in the table. The benefits presented are based on a straight life annuity and are reduced by up to 50% of the participant's primary Social Security benefit and by the amount of the combined benefits the participant receives under NSTAR's pension and excess benefit plans. With regard to two executive officers, the benefits payable differ from those described above. The supplemental benefit payable to Mr. Schweiger begins at age 55, not 62, and is further reduced by benefits he is entitled to receive under previous employers' retirement plans. Mr. May can elect an alternative supplemental retirement benefit equal to 33%

of final base salary annually for 15 years in lieu of the benefits provided under the Supplemental Executive Retirement Plan.

PENSION PLAN TABLE

	Years of Credited Service
Average Annual Compensation
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$200,000	$60,000	$90,000	$120,000	$120,000	$120,000	$120,000
400,000	120,000	180,000	240,000	240,000	240,000	240,000
600,000	180,000	270,000	360,000	360,000	360,000	360,000
800,000	240,000	360,000	480,000	480,000	480,000	480,000
1,000,000	300,000	450,000	600,000	600,000	600,000	600,000
1,200,000	360,000	540,000	720,000	720,000	720,000	720,000
1,400,000	420,000	630,000	840,000	840,000	840,000	840,000
1,600,000	480,000	720,000	960,000	960,000	960,000	960,000
1,800,000	540,000	810,000	1,080,000	1,080,000	1,080,000	1,080,000
2,000,000	600,000	900,000	1,200,000	1,200,000	1,200,000	1,200,000
2,200,000	660,000	990,000	1,320,000	1,320,000	1,320,000	1,320,000
2,400,000	720,000	1,080,000	1,440,000	1,440,000	1,440,000	1,440,000

        For purposes of computing retirement benefits, Mr. May, Mr. Horan, Mr. Judge, Mr. Schweiger and Mr. Nolan currently have 27, 26, 26, 1 and 18 years of credited service, respectively.

        Final average compensation for purposes of calculating the benefits under the Supplemental Executive Retirement Plan is the highest average annual compensation of the participant during any consecutive 36-month period. Compensation taken into account in calculating the benefits described above includes salary and annual bonus, including any amounts deferred under the terms of the Deferred Compensation Plan.

Change in Control/Employment Agreements Change in Control Agreements

        NSTAR has entered into Change in Control Agreements (the "CIC Agreements") with certain key employees, including the Named Executive Officers, which provide severance benefits in the event of certain terminations of employment following a "Change in Control" (as defined below). If, following a Change in Control, a Named Executive Officer's employment were to be terminated other than for cause or for reasons specified in the CIC Agreements, the executive would receive severance pay in an amount equal to three times the sum of his or her annual base salary, at the rate in effect immediately prior to the date of termination or immediately before the Change in Control, whichever is higher, plus an amount equal to three times his or her actual bonuses under the annual and long-term compensation plans paid during the most recently completed fiscal year, or three times his or her target bonus awards under the annual and long-term compensation plans for the fiscal year in which the termination occurs, whichever is higher. In addition, the CIC Agreements provide for a pro-rated bonus and long-term compensation payment for the year in which the termination occurs, the immediate vesting of all stock awards, the immediate payment of deferred compensation amounts upon such termination and payments equal to the benefits the executive would have received under NSTAR's pension and SERP plans, assuming the executive was vested and remained employed for an additional three years. For three years following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The CIC Agreements further provide for a "gross-up" payment under which, if amounts paid under such agreements would be subject to a federal excise tax on "excess parachute payments," NSTAR would pay the executive an additional amount, so that after payment of all such taxes by the executive, the executive will have received the amount otherwise payable in the absence of any such taxes. A Change in Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of NSTAR's Common Shares; (ii) continuing trustees cease to be a majority of the NSTAR Board; (iii) a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions); or (iv) approval by Common Shareholders of a complete liquidation or dissolution of NSTAR.

Employment Agreements

        NSTAR has entered into an employment agreement with Mr. May. The term of the agreement is five years from August 25, 1999. Under the terms of his employment agreement, Mr. May will serve as the Chairman and Chief Executive Officer of NSTAR. In addition to base pay, Mr. May will be entitled to participate in NSTAR's incentive compensation, retirement and welfare programs available to executives of NSTAR as determined by the NSTAR Board of Trustees.

STOCK PERFORMANCE GRAPH

        The line-graph presentation set forth below compares cumulative five-year shareholder returns with the S&P 500 Index and an index of peer companies selected by NSTAR. NSTAR has approved the use of the Edison Electric Industry Index (EEI Index), a recognized industry index of 65 investor-owned utility companies. Consistent with the stock price and stock/cash election terms which were approved by Shareholders in the 1999 merger, the graph describes performance of BEC Energy over the term preceding the BEC Energy/Commonwealth Energy System merger and of NSTAR from August 25, 1999 to December 31, 2002. Pursuant to the SEC's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.

		1998	1999	2000	2001	2002
NSTAR	$100	$114	$118	$131	$144	$149
S&P 500 Index	$100	$129	$156	$141	$125	$97
EEI Index	$100	$114	$93	$137	$125	$107

PROPOSAL NO. 2: SHAREHOLDER PROPOSAL

        Mr. John Jennings Crapo, P.O. Box 400151, Cambridge, Massachusetts, 02140-0002, who holds of record 472 NSTAR Common Shares, has informed the Company that he intends to submit the following proposal at the Annual Meeting.

        "My Shareholder Proposal Stockholders recommend that the Board of Trustees (the "Trustees") of NSTAR Companies (the "Registrant") publish in the proxy statement of each shareholder annual meeting an appendix containing an item concerning the charitable donations program of the Registrant for the immediate past calendar year with the following information

        i)    An explanation of at least five hundred words explaining the standards of the Registrant and procedures of said Registrant governing its donations to United States Internal Revenue Service approved private foundations to include standards for denial of such help.

        ii)    An enumeration of such said qualifying charities and approved foundations which the Trustees of our trust plans to help in the ensuing calendar year included with each charity and foundation an elucidation of at least twenty-five words how it complied with the standards and procedures enumerated in it."

Board of Trustees' Recommendation:

        The Board opposes Mr. Crapo's proposal because it believes that implementation of the proposal would cause the Company to incur undue cost and expense to publish additional information not required to be included in its proxy statement, without commensurate benefit to the Company's shareholders.

        In 2002, the NSTAR Foundation's total charitable giving amounted to approximately $1.2 million. All of these donations were made to non-profit, charitable organizations in the cities and towns where the Company conducts business, many of the contributions being made pursuant to the Company's matching gift program whereby qualifying charitable contributions made by employees are matched by the Foundation. Although the proponent's proposal is unclear, we assume that the reference to "United States Internal Revenue Service approved private foundations" means charitable organizations that do not receive broad based public donations, such as family sponsored charitable foundations. The Company does not make any donations to such private foundations, and its policy is to discontinue making contributions to any charity or group which itself makes contributions to charities. The Foundation's guidelines are made available to any interested party upon request. Simply stated, requiring the publication of this information in the Company's proxy statement would be expensive, inefficient, unnecessary and not in Shareholder interests.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE AGAINST
ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Voting Procedures

        Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the Common Shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

        Trustees will be elected by a plurality of the votes properly cast at the meeting. Proposal No. 2 requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. As stated, votes may be cast by mail, telephone or the Internet. Instructions with respect to electronic voting are included on the proxy card. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a trustee or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees. For purposes of Proposal No. 2, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote and will have the same effect as votes cast against the proposal. Broker non-votes will not have an effect on the vote for Proposal No. 2.

Adjournment of Meeting

        If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such adjournment proposals. They will vote against any such adjournment those proxies required to be voted against any of such adjournment proposals. NSTAR will pay the costs of any additional solicitation and of any adjourned session.

Independent Public Accountants

        Representatives of PricewaterhouseCoopers LLP, NSTAR's independent public accountants, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions by Shareholders.

Other Business

        The Board of Trustees of NSTAR has no reason to believe that any other business will be presented at the Annual Meeting. If any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Shareholder Proposals

        Shareholders of NSTAR who wish to make a proposal at the 2004 Annual Meeting and have such proposal be eligible for inclusion in the NSTAR proxy statement should submit the proposal to NSTAR at its principal office at 800 Boylston Street, Boston, Massachusetts, 02199, Attention: Douglas S. Horan, Secretary, on or before November 26, 2003. NSTAR Shareholders who wish to make a proposal at the 2004 Annual Meeting without regard to whether it will be included in NSTAR's proxy material should notify NSTAR no later than February 13, 2004. If a Shareholder who wishes to present a proposal fails to notify NSTAR by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder's proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

        The NSTAR Board will consider nominations of candidates for election as trustees from Shareholders which are submitted in accordance with the procedures set forth in Section 2.1 of NSTAR's Bylaws. In general, these procedures require that Shareholder nominations must be submitted to the Secretary of NSTAR in writing on or before March 20, 2004, and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as trustee if so elected.

        If a Shareholder who wishes to make a trustee nomination fails to notify NSTAR by the due date, the proxies that management solicits for the Annual Meeting will accord them discretionary authority to vote on the trustee nomination if it is properly brought before the meeting.

        The greater part of the holdings of NSTAR's Common Shares are widely distributed in small lots. It is important, therefore, in order to secure representation at the Annual Meeting of the number of shares necessary to take action, that all Shareholders who cannot be present in person, however small their holdings, fill in, sign and return the enclosed proxy or cast their vote by telephone or the Internet without delay. A postage-paid envelope is enclosed for written proxies.

[LOGO]
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET QUICKLY AND EASILY
AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and ballot and then follow these easy steps:

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1.
Log on to the Internet and go to http://www.eproxyvote.com/nst

2.
Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.
Call toll-free OR 1-877-PRX-VOTE (1-877-779-8683)

2.
Enter your Voter Control Number listed above and and follow the easy follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒    Please mark X votes as in this example.

The Board of Trustees recommends a vote FOR Proposal 1 and a vote AGAINST Proposal 2.

1.
Election of Trustees

Nominees:	(01) Thomas G. Dignan, Jr., (02) Franklin M. Hundley (03) Gerald L. Wilson
	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
☐	For all nominees except as noted above
2.
Shareholder Proposal regarding charitable contribution disclosure.

FOR ☐	AGAINST ☐	ABSTAIN ☐

        I/WE PLAN TO ATTEND THE ANNUAL MEETING ☐

  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

        MARK HERE TO DISCONTINUE MAILING ANNUAL REPORT
(For multiple accounts only) ☐

Please sign exactly as your name appears. When signing as attorney, agent, guardian, executor, administrator, trustee or in another capacity, please give your full title as such.

Signature:	Date:	Signature:	Date:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of NSTAR's Common Shares:

        The Annual Meeting of Shareholders of NSTAR will be held at the Copley Theatre, 225 Clarendon Street, Boston, Massachusetts 02116, on Thursday, May 1, 2003, at 11:00 a.m., for the following purposes:

1.
To elect three Class I Trustees to serve until the 2006 Annual Meeting and until the election and qualification of their respective successors.

2.
To consider and act upon a shareholder proposal, if presented at the meeting, as described herein.

3.
To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

        Further information as to the matters to be considered and acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

        Only the holders of Common Shares of NSTAR as of the close of business on March 10, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

        Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees,
Douglas S. Horan Senior Vice President, Secretary and General Counsel

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY / VOTING INSTRUCTIONS

        [LOGO]

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
11:00 A.M. THURSDAY, MAY 1, 2003
COPLEY THEATRE, 225 CLARENDON STREET
BOSTON, MASSACHUSETTS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

        The undersigned hereby appoints Charles K. Gifford, Matina S. Horner and Thomas J. May and each of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Shareholders of NSTAR to be held on May 1, 2003 and any adjournment thereof.

        The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote in accordance with the Trustees' recommendations. The proxies shall vote in their best judgment on any other matter which may properly come before the Annual Meeting.

        This card also constitutes voting instructions for participants in the NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all common shares credited to the undersigned's accounts at the Annual Meeting and at any adjournment thereof.

UNLESS VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

QuickLinks

QUESTIONS AND ANSWERS
PROPOSAL NO. 1: ELECTION OF TRUSTEES
Nominees as Class I Trustees—Terms Expiring in 2006
Incumbent Class II Trustees—Terms Expiring in 2004
Incumbent Class III Trustees—Terms Expiring in 2005
AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT
2002 AUDIT AND RELATED FEES
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
Option Grants in 2002
Aggregated Option/SAR Exercises and Fiscal Year-End Option Value Table
PENSION PLAN TABLE
STOCK PERFORMANCE GRAPH
PROPOSAL NO. 2: SHAREHOLDER PROPOSAL
OTHER MATTERS